Exhibit 99-B.8.61
AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT among Pioneering Services Corporation, Pioneer Funds Distributor, Inc. and Aetna Life Insurance and Annuity Company

THIS AMENDMENT TO THE PARTICIPATION AGREEMENT (the "Amendment") is made and entered into as of the 5th day of August 2003, by and among Pioneer Services Corporation (the "Transfer Agent"), Pioneer Funds Distributor, Inc. (the "Distributor"), and ING Life Insurance and Annuity Company f/k/a Aetna Life Insurance and Annuity Company (ING).

WHEREAS, the Transfer Agent, Distributors, and ING are parties to a Participation Agreement dated September 21, 2000 (the "Participation Agreement"); and
WHEREAS, the parties now desire to modify the Participation Agreement to include in the list of funds referenced on Schedule B the following fund: Pioneer High Yield Fund (Class A)
NOW THEREFORE, in consideration of the premises and the mutual covenants and promises expressed herein, the parties agree as follows:
Schedule B of the Participation Agreement is hereby deleted and replaced with Schedule B attached hereto and dated August 5, 2003;
The Participation Agreement, as supplemented by this First Amendment is ratified and confirmed; and
This First Amendment may be executed in two or more counterparts, which together shall constitute one instrument
IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers effective as of the 5th day of August, 2003.

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

PIONEERING SERVICES CORPORATION		PIONEER FUNDS DISTRIBUTOR, INC.

By:	/s/ Peggy Schooley	By	Steven Graziano
Name:	Peggy Schooley	Name:	Steven Graziano
Title	President	Title:	Executive Vice President

Schedule B
As of August 5, 2003

(List of funds available-See Section 1(b))

Pioneer Fund - Class A Pioneer Equity-Income Fund - Class A Pioneer Growth Shares - Class A Pioneer High Yield Fund - Class A